Exhibit 10.30

TRIDENT MICROSYSTEMS, INC.
FISCAL 2009 EXECUTIVE INCENTIVE BONUS PLAN
     The following are the terms of the 2009 Executive Incentive Bonus Plan approved by the Compensation Committee of the Board of Directors of Trident Microsystems, Inc. (the “Company”) on July 25, 2008 (the “Plan”).
A. Purpose
     1. The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers and all other officers of the Company for driving the Company to achieve specific corporate objectives.
     2. The Plan provides for the payment of cash bonuses based upon the Company’s revenue, new product revenue and operating margin objectives.
B. Eligibility
     1. Those eligible to participate in the Plan are the Company’s executive officers as determined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended and any other officers of the Company designated by the Compensation Committee (each, an “Officer” and collectively, the “Officers”).
C. Determination of Bonus Amounts
     1. The calculation of bonuses under the Plan shall be based upon achievement by the Company of three separate financial performance targets established by the Compensation Committee: (1) “Total Revenue Target” (as defined in Exhibit A) (b) “New Product Revenue Target” (as defined in Exhibit A) and (c) “Operating Margin Target” (as defined in Exhibit A). The Compensation Committee has determined that each individual Officer will have an “Individual Bonus Percentage” (as defined in Section C.6 below) and an “Individual Target Bonus” (as defined in Section C.7 below) which will vary depending on such Officer’s position and responsibilities in the Company. The amount of funds available for distribution to Officers under the Plan shall be equal to the sum of (a) each Officer’s Individual Target Bonus (as defined in Section D.1 below), multiplied by the “Bonus Achievement Multiplier” (as defined in Section C.2 below).
     2. “Bonus Achievement Multiplier” means the sum of (a) actual FY 2009 Total Revenue divided by Total Revenue Target multiplied by 0.3 (“Total Revenue Factor”), (b) actual FY 2009 New Product Revenue divided by New Product Revenue Target multiplied by 0.4 and (c) actual FY 2009 Operating Margin divided by Operating Margin Target multiplied by 0.3, subject to Section C.3 below.
     3. A minimum threshold revenue level must be achieved before including the Total Revenue Factor in the calculation of the Bonus Achievement Multiplier (the “Threshold Revenue”). The amount of the Threshold Revenue is set forth on Exhibit A. For each dollar of actual FY 2009 Total Revenue in excess of Threshold Revenue up to the Total Revenue Target, the Total Revenue Factor shall increase by the amount set forth in Exhibit A. For each dollar of actual FY 2009 Total Revenue in excess of the Total Revenue Target, the Total Revenue Factor shall increase by the amount set forth in Exhibit A up to a maximum of one hundred fifty percent (150%) achievement of the Total Revenue Target. In the event that actual FY 2009 Operating Margin Dollars are less than the amount set forth on Exhibit A (“Threshold Margin Dollars”) the Bonus Achievement Multiplier shall be deemed to be equal to zero.
     4. The Bonus Achievement Multiplier may range from zero to a maximum of 125% (assuming maximum achievement of the Total Revenue Target). The Bonus Achievement Multiplier does not vary based upon the Officer’s position and responsibilities and is applicable to all Officers.
     5. “Individual Bonus Earned” means the amount equal to Individual Target Bonus multiplied by the Bonus Achievement Multiplier.
     6. “Individual Bonus Percentage” means the percentage of a respective Officer’s base salary that is targeted as a bonus payment under the Plan assuming exactly one hundred percent achievement by the Company of each of the Total Revenue Target, New Product Revenue Target and Operating Margin Dollars Target.
     7. “Individual Target Bonus” means the amount equal to a respective Officer’s base salary multiplied by such Officer’s Individual Bonus Percentage.
     8. “Operating Margin” means (a) Total Revenue minus total cost of goods sold and total operating expenses (before taxes) divided by (b) Total Revenue.
     9. “Operating Margin Dollars” means Total Revenue minus total cost of goods sold and total operating expenses (before taxes).
     10. “New Product Revenue” means the total amount of revenue derived from the sale during FY 2009 of new Company products as described on Exhibit A.
     11. “Total Revenue” means the total amount of revenue derived from the sale of all products and services of the Company during FY 2009.

D. Individual Target Percentages
     1. The Individual Target Percentages for each Officer under the Plan is as follows:

Individual Bonus
Name and Title	Percentage
Sylvia D. Summers, President and Chief Executive Officer	100%

David L. Teichmann, Senior Vice President, General Counsel and Corporate Secretary	75%

Pete J. Mangan, Senior Vice President, Chief Financial Officer	60%

Hungwen Li, Senior Vice President, Strategic Marketing	60%

Donna Hamlin, Vice President, Human Resources	50%

Chris P. Siu, Chief Accounting Officer	30%
E. Plan Changes
     1. The Board or the Compensation Committee may modify the financial performance goals at any time based on changes in business conditions during the year and may grant bonuses to executive officers even if the financial performance goals are not met. In its discretion, the Compensation Committee may, either at the time it grants an award under the Plan or at any time thereafter, provide for the adjustment of the award formula applicable to an award granted to any participant under the Plan to reflect such participant’s individual performance in his or her position with the Company or such other factors as the Compensation Committee may determine. Notwithstanding the attainment of any performance goal under the Plan, the Compensation Committee shall have the discretion, on the basis of such criteria as it may establish, to reduce the amount of or to eliminate any final award that would otherwise be paid, and retains the absolute discretion to amend, modify or terminate the Plan at any time.